Exhibit 99.1

Amicus Therapeutics Announces Third Quarter 2015 Financial Results and Corporate Updates

Migalastat for Fabry Disease Moving Forward to CHMP Opinion in European Union

Novel Pompe ERT Advancing to Enter Phase 1/2 Study in Pompe Patients

Rolling NDA Now Initiated for SD-101 for Epidermolysis Bullosa

Conference Call at 4:30 p.m. ET Today

CRANBURY, NJ, November 3, 2015 – Amicus Therapeutics (Nasdaq: FOLD), a biotechnology company at the forefront of therapies for rare and orphan diseases, today announced financial results for the third quarter ended September 30, 2015. The Company also provided program updates and reiterated financial guidance for 2015 year ending cash balance of $200-$225 million.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “During the third quarter we made significant progress in executing our patient-centric vision to build one of the world’s leading biotechnology companies focused on devastating rare and orphan diseases. We are sharply focused on four key business priorities ahead that we believe have the potential to create substantial shareholder value and to deliver upon our mission for rare disease patients – approval and commercialization of our personalized medicine migalastat for Fabry patients in Europe, development of an optimal U.S. approval pathway for migalastat, initiation of clinical studies in Pompe patients with our novel Pompe ERT ATB200, and completion of our Phase 3 study and rolling NDA submission for SD-101 for Epidermolysis Bullosa.”

Financial Highlights for Third Quarter Ended September 30, 2015

•                       Cash, cash equivalents, and marketable securities totaled $251.9 million at September 30, 2015, compared to $169.1 million at December 31, 2014.

•                       Completed acquisition of Scioderm Inc. for approximately $224 million (approximately $141 million paid in cash and approximately $83 million paid through issuance of 5.9 million newly issued Amicus shares)

•                       Total operating expenses increased to $38.0 million compared to $17.1 million for the third quarter 2014, primarily due to increases in preclinical and clinical development costs on the Fabry monotherapy and Pompe ERT programs as well as pre-commercial organizational costs.

•                       Net loss was $37.8 million, or $0.32 per share, compared to a net loss of $17.1 million, or $0.22 per share, for the third quarter 2014.

2015 Financial Guidance

Cash, cash equivalents, and marketable securities totaled $251.9 million at September 30, 2015 compared to $169.1 million at December 31, 2014. During the third quarter, Amicus successfully completed its acquisition of 100% of the capital stock of Scioderm, Inc. With the closing of the Scioderm acquisition and the forecasted spending on the EB clinical development program, Amicus expects to end 2015 with between $200 million and $225 million of cash on hand. Current cash is expected to fund the Company’s operating plan (including SD-101) into 2017.

Program Highlights

Migalastat for Fabry Disease

Amicus has made significant progress in building the commercial organization and preparing for the launch of migalastat in Europe and other international geographies. The European Medicines Agency’s (EMA) review of the marketing authorization application (MAA) for migalastat remains on track under accelerated assessment. The Day 120 questions have been received and Amicus continues to expect an opinion from the Committee for Medicinal Products for Human Use (CHMP) in late 2015 or early 2016. As previously reported, the timing of an NDA submission in the U.S. will be based on the determination of the optimal regulatory pathway.  An update on the U.S. strategy for migalastat will be provided by Amicus in the first quarter of 2016.

Amicus is developing migalastat in combination with ERT for Fabry patients who do not have amenable mutations and cannot take monotherapy. Amicus is developing a novel Fabry ERT cell line, and preclinical proof-of-concept studies co-formulating Amicus’ Fabry ERT with migalastat will begin this quarter. As the Amicus internal novel ERT for Fabry has continued to advance, the Company plans to focus exclusively on this proprietary cell line for co-formulation with migalastat and no longer plans to conduct a co-administration study with commercially available ERT.  Amicus believes that further development of its own proprietary Fabry ERT co-formulated with migalastat represents the fastest and best path for bringing a novel therapy and meaningful improvements to Fabry patients with non-amenable mutations.

Anticipated Fabry Milestones:

•                       CHMP Opinion for migalastat in Europe by year-end 2015/early 2016

•                       Internal development underway of novel ERT (Fabry cell line for co-formulation with migalastat)

•                       30-month data from Phase 3 Study 012 (ERT-switch patients) in early 2016

Novel ERT for Pompe Disease (ATB200 + Chaperone)

Amicus completed good manufacturing practice (GMP) production runs of ATB200, a novel Pompe ERT, during the third quarter of 2015, and has successfully manufactured sufficient supply for upcoming clinical studies. This novel ERT consists of a uniquely engineered recombinant human acid alpha-glucosidase (rhGAA) enzyme with an optimized carbohydrate structure to enhance uptake, administered with a pharmacological chaperone enhancer to improve activity and stability.

Following a pre-IND meeting held recently with the U.S. Food and Drug Administration (FDA), Amicus plans to move forward with the clinical plan to develop ATB200 with a pharmacological chaperone as a fixed-dose combination. The initial clinical study will be a Phase 1/2 study in Pompe patients. Additional information about the Pompe ERT manufacturing progress and development plan will be discussed on this afternoon’s conference call.

Anticipated Pompe Program Milestones:

•                       Phase 1/2 clinical study initiation

•                       Interim & full Phase 1/2 data

•                       End-of-Phase 2 meeting with FDA to finalize Phase 3 pivotal study (2H16)

SD-101 for Epidermolysis Bullosa (EB)

The acquisition of Scioderm strengthened Amicus’ pipeline with the addition of SD-101, a novel, late-stage, proprietary topical cream and potential first-to-market therapy for EB. This investigational product was granted FDA breakthrough therapy designation in 2013 based on results from Phase 2 studies for the treatment of lesions in patients suffering with EB. SD-101 was the first-ever treatment in EB clinical studies to show improvements in wound closure across all major EB subtypes.

SD-101 is currently being investigated in a Phase 3 study (SD-005) to support global regulatory submissions. A rolling NDA submission was initiated in October 2015 and is expected to be completed once top-line data are available from the ongoing Phase 3 study.

Anticipated EB Program Milestones:

•                       Top-line Phase 3 data in 2H16

•                       Submission of final NDA section

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, November 3, 2015 at 4:30 p.m. ET to discuss third quarter 2015 financial results and program updates. Interested participants and investors may access the conference call at 8:30 a.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).

An audio webcast and slide presentation can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://www.amicusrx.com, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 8:00 p.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); conference ID: 65781940.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a biotechnology company at the forefront of therapies for rare and orphan diseases. The Company has a robust pipeline of advanced therapies for a broad range of human genetic diseases. Amicus’ lead programs in development include the small molecule pharmacological chaperone migalastat as a monotherapy for Fabry disease, SD-101 for Epidermolysis Bullosa (EB), as well as novel enzyme replacement therapy (ERT) products for Fabry disease, Pompe disease, and other lysosomal storage disorders.

Forward-Looking Statements

This press release contains, and the accompanying conference call slides will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, financing plans, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities, and in particular the timing of an NDA submission for migalastat monotherapy, and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarter ended June 30, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Amicus Therapeutics

Sara Pellegrino

Director, Investor Relations

spellegrino@amicusrx.com

(609) 662-5044

Media:

Pure Communications

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

Table 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Revenue:
Research revenue	—	$293	—	$1,224
Total revenue	—	293	—	1,224

Operating Expenses:
Research and development	$20,971	$12,049	$54,318	$32,019
General and administrative	15,372	5,270	30,077	15,199
Changes in fair value of contingent consideration payable	1,300	(600)	2,400	(400)
Restructuring charges	7	15	44	(74)
Loss on extinguishment of debt	—	—	952	—
Depreciation	395	375	1,256	1,183
Total operating expenses	38,045	17,109	89,047	47,927
Loss from operations	(38,045)	(16,816)	(89,047)	(46,703)
Other income (expenses):
Interest income	316	55	645	133
Interest expense	(17)	(377)	(727)	(1,106)
Other expense	(54)	(11)	(93)	(30)

Net loss	$(37,800)	$(17,149)	$(89,222)	$(47,706)

Net loss per common shares – basic and diluted	$(0.32)	$(0.22)	$(0.85)	$(0.68)
Weighted-average common shares outstanding – basic and diluted	118,724,882	78,889,346	104,885,956	70,216,251

Table 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014
Assets:
Current assets:
Cash and cash equivalents	$19,439	$24,074
Investments in marketable securities	217,070	127,601
Prepaid expenses and other current assets	3,544	2,902
Total current assets	240,053	154,577
Investments in marketable securities	15,428	17,464
Property and equipment, less accumulated depreciation of $12,776 and $11,520 at September 30, 2015 and December 31, 2014, respectively	3,855	2,811
In-process research & development	518,810	23,000
Goodwill	207,564	11,613
Other non-current assets	982	502
Total Assets	$986,692	$209,967

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$30,565	$16,345
Current portion of contingent consideration payable	5,300	—
Current portion of secured loan	—	3,840
Total current liabilities	35,865	20,185

Deferred reimbursements	36,620	36,620
Secured loan, less current portion	—	10,510
Due to related party	50,000	—
Contingent consideration payable, less current portion	277,684	10,700
Deferred tax liability	207,213	9,186
Other non-current liabilities	555	588

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 250,000,000 shares authorized, 124,617,490 shares issued and outstanding at September 30, 2015, 125,000,000 shares authorized, 95,556,277 shares issued and outstanding at December 31, 2014	1,304	1,015
Additional paid-in capital	914,263	568,743
Accumulated other comprehensive loss	(142)	(132)
Accumulated deficit	(536,670)	(447,448)
Total stockholders’ equity	378,755	122,178
Total Liabilities and Stockholders’ Equity	$986,692	$209,967

FOLD–G